UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2007 (May 18, 2007)

CLST HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 S. Royal Lane, Coppell, Texas	75019
(Address of principal executive offices)	(Zip Code)

(972) 462-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 18, 2007, Elaine Flud Rodriguez resigned as Senior Vice President, General Counsel, and Secretary of CLST Holdings, Inc. (the “Company”).  Ms. Rodriguez resigned in connection with the closing of the sale of the Company’s operations in Mexico to Soluciones Inalámbricas, S.A. de C.V. and Prestadora de Servicios en Administración y Recursos Humanos, S.A. de C.V., and the closing of the sale of the Company’s U.S. and Miami-based Latin American operations to wholly-owned subsidiaries of Brightpoint, Inc.

Item 8.01 Other Matters.

On May 18, 2007, the Company filed a Form 8-K disclosing a letter to certain stockholders discussing matters relating to the annual meeting the Company has announced that it intends to hold.  In response to a follow-up letter from counsel for one of those stockholders, on May 22, 2007, counsel for the Company sent a letter to such counsel that contained the following paragraph:

“With respect to the views of Grant Thornton set forth in the fourth numbered paragraph of Mr. Kesler’s letter dated May 18, 2007 to certain stockholders, there are no written communications between Grant Thornton and members of the Company’s Board or management in which Grant Thornton indicates some concern and uncertainty about continuing as the Company’s auditors if a new Board is elected. Management orally described to Grant Thornton the concerns certain stockholders expressed about the composition of the Board. Grant Thornton orally informed management that they do not ordinarily provide services to companies that are in liquidation, but, following their client reacceptance process regarding the Company, they determined that they would continue to represent the Company as a client as it goes through the liquidation process pursuant to the plan approved by the stockholders.  If there were changes to such plan, or if the Company decided not to follow the plan, Grant Thornton would need to reevaluate their client reacceptance decision.   In addition Grant Thornton orally informed management that, as an ordinary part of their practice, when there is a change in management or the board of a client, Grant Thornton performs an evaluation of the client to determine if they will continue as the company’s auditors. Grant Thornton did not orally or in writing indicate any persons they preferred to be members of the Board. Neither the Company nor its representatives, directors, officers, or employees had any written or oral communications with Grant Thornton relating to the make up of the Board other than as described in this paragraph or that sought to influence Grant Thornton’s opinion of your client or other prospective nominees for the Board.”

On April 9, 2007, Sherrian Gunn was named President and Chief Executive Officer of the Company, and on April 17, 2007, Ms. Gunn was named was also named Chief Financial Officer of the Company.   Ms. Gunn beneficially owns 9,534 shares of Common Stock of the Company, which amount constitutes less than one percent of the shares outstanding as of May 22, 2007.   Ms. Gunn has sole voting and investment power with respect to such shares of Common Stock

Additional Information and Where to Find It

In connection with the Company’s annual meeting of stockholders, the Company intends to file a proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed transaction.  Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to CLST Holdings, Inc., 601 S. Royal Lane, Coppell, Texas 75019, Attention: Secretary, or by visiting the Company’s website at http://www.clstholdings.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005 filed with the SEC on March 30, 2006 and on Form 8-Ks filed with the SEC on April 5, April 13, and April 20, 2007 and this Form 8-K. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLST HOLDINGS, INC.

	By:	/s/ Sherrian Gunn
Date: May 22, 2007		Sherrian Gunn President and Chief Executive Officer